Ex 99.1

CONTACT:  Investor Relations (214) 792-4415

SOUTHWEST AIRLINES REPORTS APRIL TRAFFIC

DALLAS, TEXAS – May 6, 2010 -- Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 6.5 billion revenue passenger miles (RPMs) in April 2010, a 0.6 percent decrease from the RPMs flown in April 2009.  Available seat miles (ASMs) decreased 2.9 percent to 8.2 billion from the April 2009 level of 8.5 billion.  The load factor for the month was 78.8 percent, compared to 77.0 percent for the same period last year.  For April 2010, passenger revenue per ASM is estimated to have increased in the 18 to 19 percent range as compared to April 2009.
For the first four months of 2010, Southwest flew 23.6 billion RPMs, compared to 23.4 billion RPMs for the same period in 2009, an increase of 1.0 percent.  Available seat miles decreased 5.5 percent to 30.8 billion from the 2009 level of 32.6 billion.  The year-to-date load factor was 76.7 percent, compared to 71.7 percent for the same period last year.
This release, as well as past news releases on Southwest, are available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	APRIL

	2010	2009	CHANGE

Revenue passengers carried	7,492,059	7,551,516	(0.8)%

Enplaned passengers	8,911,492	8,814,504	1.1%

Revenue passenger miles (000)	6,477,421	6,517,856	(0.6)%

Available seat miles (000)	8,215,474	8,463,511	(2.9)%

Load factor	78.8%	77.0%	1.8 pts.

Average length of haul	865	863	0.2%

Trips flown	93,719	96,457	(2.8)%

	YEAR-TO-DATE

	2010	2009	CHANGE

Revenue passengers carried	27,468,894	27,311,206	0.6%

Enplaned passengers	32,605,956	31,864,494	2.3%

Revenue passenger miles (000)	23,639,135	23,409,485	1.0%

Available seat miles (000)	30,834,934	32,635,186	(5.5)%

Load factor	76.7%	71.7%	5.0 pts.

Average length of haul	861	857	0.5%

Trips flown	355,611	375,592	(5.3)%

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